EXHIBIT 99.1
                                                                   ------------

-------------------------------------------------------------------------------
     [GRAPHIC OMITTED]
[LOGO - LAS VEGAS SANDS CORP.]                      P R E S S    R E L E A S E

--------------------------------------------------------------------------------

                         LAS VEGAS SANDS CORP. REPORTS
                           FIRST QUARTER 2007 RESULTS

      ACHIEVES RECORD FIRST QUARTER CONSOLIDATED ADJUSTED PROPERTY EBITDAR
                OF $214.4 MILLION FOR THE FIRST QUARTER OF 2007

LAS VEGAS, NV (MAY 2, 2007) -- Las Vegas Sands Corp. (NYSE:LVS), today reported record first quarter financial results for the quarter ended March 31, 2007.

COMPANY-WIDE OPERATING RESULTS
------------------------------

Net revenue for the first quarter of 2007 increased 18.5% to a record $628.2 million compared to $530.4 million in the first quarter of 2006. Adjusted net income (excluding loss on disposal of assets, pre-opening expense and development expense) was $114.6 million, or adjusted earnings per diluted share of $0.32, compared to adjusted net income (excluding loss on disposal of assets, pre-opening expense, development expense and stock offering costs) of $134.8 million, or adjusted earnings per diluted share of $0.38, in the first quarter of 2006. On a GAAP (Generally Accepted Accounting Principles) basis, net income in the first quarter of 2007 was $90.9 million, or $0.26 per diluted share, compared to $121.8 million, or $0.34 per diluted share, in the first quarter of 2006. The decreases in adjusted net income and GAAP net income were partially affected by expense increases directly related to our preparations for the pending openings of our new properties in Macao, Singapore, and the United States.

Consolidated adjusted property EBITDAR in the first quarter of 2007 came in at a first quarter record $214.4 million, an increase of 4.8% compared to $204.5 million in the year-ago quarter. On a GAAP basis, operating income was $131.0 million versus $148.9 million in the first quarter of 2006.

"The first quarter of 2007 was another quarter of strong execution for our company," began William P. Weidner, president and COO. "We delivered solid operating results at both our Las Vegas and Macao properties and made steady progress in the execution of our development plans as we lead the historic effort to create Asia's Las Vegas(TM)."

FIRST QUARTER HIGHLIGHTS
------------------------

Weidner continued, "In Asia, we delivered another strong quarter at the Sands Macao. Our VIP gaming win and rolling volume both set all-time quarterly records, and our first quarter visitor volume reflected healthy growth on both a year-over-year and sequential basis, with over 2.5 million visits in the quarter, up over 9% compared to the first quarter of 2006. Our slots business also delivered an all-time record quarter in both handle and win, while our mass table games drop and win were consistent with the quarter one year ago, despite the addition of significant high-quality capacity in the Macao marketplace. These trends reflect the strength of our service offering and provide positive momentum as we prepare to open Macao's first true integrated destination resort, The Venetian Macao, which will bring an unrivaled set of assets and service offerings to the Macao marketplace. In Las Vegas, consistent with the press release we issued on April 13th, we delivered strong results across the board, with both gaming and hotel revenues reflecting healthy increases compared to the quarter one year ago."

Weidner added, "We continued to execute our development plans for The Venetian Macao and the Cotai Strip, where we are now preparing The Venetian Macao, the anchor of the Cotai Strip, for a late August opening. We have advanced the leasing of our retail space on the Cotai Strip, and have begun the tenant fit-out work on the first phase of our initial retail development, The Grand Canal Shoppes at The Venetian Macao. Our convention, tour and travel, and corporate meetings businesses have also continued to mature as we move closer to the launch of The Venetian Macao. In addition, our construction work on each of our other six sites on the Cotai Strip continues to progress. Finally, we continue to advance our master-plan to develop a complementary leisure and convention destination on Hengqin Island, in Zhuhai of the People's Republic of China and adjacent to the Cotai Strip. In Las Vegas, we continued to make significant progress on the construction of The Palazzo, which will be topped off in June and which is scheduled to open in late 2007."

LAS VEGAS FIRST QUARTER OPERATING RESULTS
-----------------------------------------

In the first quarter of 2007 in Las Vegas, hotel revenues increased 7.3% to $96.1 million versus $89.6 million in the first quarter of 2006. The Venetian's average daily rate (ADR) increased 10.8% to $276, compared to $249 in the first quarter of 2006. The Venetian's occupancy of available guestrooms was 98.8% during the first quarter of 2007, which compares to 99.9% during the prior year period, generating revenue per available room (REVPAR) of $273 in the 2007 period, an increase of 10.1% versus $248 in the 2006 period.

Food and beverage revenues were $39.8 million in the first quarter of 2007 compared to $43.3 million in the 2006 period. The decrease in food and beverage revenues was driven principally by three group cancellations in the quarter. The approximately $8.3 million of revenues associated with these group cancellations are reflected in other operating revenues, which totaled $38.6 million in the quarter compared to $31.4 million in the first quarter last year, an increase of 22.9%.

Table games drop decreased modestly to $353.1 million in the first quarter of 2007 versus $363.5 million during the first quarter of 2006. Slot machine handle (volume) increased 11.1% to $588.4 million in the first quarter of 2007 compared to $529.5 million during the first quarter of 2006. As a result of the above, as well as a strong hold percentage, casino revenues increased 23.2% to $119.6 million in the first quarter of 2007 compared to $97.1 million a year ago. Table games win percentage (calculated before discounts) was 29.1% in the 2007 quarter compared to 22.1% in the first quarter of last year. This compares to our expected range of 20% to 22%. As discussed in our press release of April 13th, this higher than expected table games hold percentage contributed approximately $14 million to The Venetian's adjusted property EBITDAR in the quarter. This benefit was substantially offset by our provision for bad debt in the quarter, which included a $10.6 million provision related to a single premium customer. Slot win percentage (calculated before discounts) was 6.0% in the 2007 quarter compared to 6.3% in the first quarter last year.

On a GAAP basis, operating income for The Venetian increased 12.9% to $90.3 million versus $80.0 million in the 2006 period. Adjusted property EBITDAR for The Venetian increased 10.9%, to $112.1 million, compared to $101.1 million for the first quarter of 2006.

"We continue to see strong performance across the board at The Venetian," continued Weidner. "Our convention-based strategy continues to drive increases in our room rates and REVPAR. In fact, our room revenue was up over seven percent in the quarter, despite the fact that our rooms available for occupancy were down approximately two percent due to our ongoing remodeling program at the property. In addition, the benefits of our targeted capital investments are contributing to solid top-line performance at The Venetian. Our high-end business, in particular, continues to benefit from our activities in Asia and our investments in the infrastructure and amenities vital to our competitiveness and success in this increasingly important segment. Our ongoing efforts to generate operating efficiencies across the property have allowed our top line enhancements to consistently flow through to our adjusted property EBITDAR at the Las Vegas property.

"Looking further ahead, construction of The Palazzo, which has been designed to include all the amenities and features necessary to service our important premium business, continues to progress. Later this year, the comprehensively renovated Venetian and newly opened Palazzo complex will represent the largest integrated destination resort in the world, with 7,128 hotel rooms and 2.3 million square feet of meeting, convention and exhibition space. In addition, we expect to obtain back-of-house and other operating efficiencies of between $40 million and $60 million for the combined complex once The Palazzo opens. We believe the combined Venetian and Palazzo complex will provide an excellent platform for profitable growth in Las Vegas for years to come."

MACAO FIRST QUARTER OPERATING RESULTS
-------------------------------------

In Macao, first quarter casino revenues increased 24.4% to an all-time quarterly record $346.1 million versus $278.2 million in the 2006 period. The Sands Macao reported adjusted property EBITDAR of $102.3 million for the first quarter of 2007, compared to $103.4 million in the first quarter of 2006. The Sands' adjusted property EBITDAR reflects an elevated level of expenses at the Sands Macao of approximately $12 million associated with investments in our human resources and our VIP rolling-chip program. These elevated expenses are driven principally by our preparations for the opening of The Venetian Macao. On a GAAP basis, operating income for the Sands Macao was $90.6 million for the first quarter of 2007, compared to $93.9 million in last year's first quarter. The Sands Macao operating income also reflects the approximately $12 million of elevated expenses described above. First quarter 2007 Rolling Chip volume increased 85.4% to an all-time quarterly record $6.86 billion, compared to $3.70 billion in the first quarter of 2006. Table games drop (the Non-Rolling Chip segment) was $1.04 billion in the first quarter of 2007, essentially flat when compared with the first quarter of 2006.

Non-Rolling Chip table games win percentage (calculated before discounts and incentives) came in at 18.6% in the first quarter of 2007, while Rolling Chip table games win percentage (calculated before discounts and commissions) was 2.8%. These results compare to our expected Non-Rolling Chip table games win percentage (calculated before discounts and commissions) of 18% to 20% and Rolling Chip table games win percentage (calculated before discounts and commissions) of 2.7% to 3.0%.

Slot handle (volume) for the first quarter of 2007 was a record $297.1 million, representing a 20.3% increase versus $247.0 million in the first quarter of 2006.

Weidner stated, "We remain extremely pleased with our performance at the Sands. Despite the introduction of significant high-quality, competitive product in the Macao marketplace, our VIP business has shown strong growth, our mass business remains extremely healthy, our visitation statistics continue to increase, and our operating performance remains strong. We remain committed to the investments we have been making in our labor resources and our rolling play program, which elevated our current expense levels by approximately $12 million for the quarter and had a corresponding negative impact on our adjusted property EBITDAR, but which we expect to pay substantial dividends with the opening of The Venetian Macao later this year."

OTHER FACTORS AFFECTING EARNINGS
--------------------------------

Interest expense, net of amounts capitalized, was $34.6 million for the first quarter of 2007 compared to $21.4 million during the first quarter of 2006. The increase is primarily the result of borrowings related to the $2.5 billion credit facility to support our developments in Macao, as well as the $1.4 billion credit facility to support the development of The Marina Bay Sands in Singapore. Capitalized interest was $46.8 million during the first quarter of 2007 compared to $8.3 million during the first quarter of 2006.

Interest income was $12.7 million for the first quarter of 2007, compared to $10.2 million for the first quarter of 2006.

Depreciation and amortization expense was $31.2 million for the first quarter of 2007, compared to $25.0 million for the first quarter of 2006.

Stock-based compensation expense was $4.4 million in the first quarter of 2007, compared to $2.9 million in the first quarter of 2006.

Pre-opening expenses related principally to the opening of The Venetian Macao and The Marina Bay Sands were $22.5 million in the first quarter of 2007, compared to $2.2 million in the first quarter of 2006.

Development expenses relating to our efforts in Zhuhai (Hengqin Island, in the People's Republic of China), Europe, Japan and elsewhere were $2.3 million in the first quarter of 2007, compared to $9.2 million in the first quarter of 2006.

The effective tax rate for the first quarter of 2007 of 10.9% is lower than the United States Federal statutory rate due primarily to a zero effective tax rate on our Macao gaming income as a result of a temporary income tax exemption on gaming operations, which is currently set to expire at the end of 2008.

BALANCE SHEET ITEMS
-------------------

Unrestricted cash balances at March 31, 2007 stood at $439.5 million while restricted cash balances were $556.0 million. Of the restricted cash balances, $292.4 million is restricted for construction activities at The Palazzo in Las Vegas, $109.3 million is restricted for construction of The Marina Bay Sands in Singapore, and $75.7 million is restricted for Macao related construction.

As of March 31, 2007, total debt outstanding, including the current portion, was $4.42 billion.

CAPITAL EXPENDITURES AND OTHER ACTIVITIES
-----------------------------------------

Capital expenditures during the first quarter of 2007 totaled $765.0 million. This includes $457.8 million for construction and development activities in Macao, $177.8 million for construction and development activities at The Palazzo, $43.4 million for construction and development activities in Singapore, $39.5 million for capital expenditures at The Venetian and The Sands Expo and Convention Center in Las Vegas, and $46.5 million for corporate activities.

CONCLUDING COMMENTS
-------------------

Weidner concluded, "While we continue to deliver strong financial and operating results, our future opportunities remain significant. Our track record of execution in the development and operation of convention-based integrated destination resorts clearly positions us well to continue to execute on our currently announced projects and to develop, identify and utilize our market-leading position to win additional growth opportunities worldwide.

"We remain focused on the execution of our plans to develop `Asia's Las Vegas' on the Cotai Strip. We have now begun construction or pre-construction activities on all seven sites on the Cotai Strip. The Venetian Macao, the anchor property of The Cotai Strip, remains on track for a late August opening.

"We are engaged in extensive collaboration with the Project Coordination Committee of The Hengqin Venetian International Convention and Resort Project in Zhuhai as we integrate our development plans with Zhuhai and Guangdong Province's overall development plans for Hengqin Island.

"In Singapore, we held our formal groundbreaking for The Marina Bay Sands(TM) in February, marking the progress we have made since acquiring the land in August of last year. We have made substantial progress on the development, and we currently have a labor force of 650 workers engaged on the site. To date, we have poured over 60,000 cubic meters of concrete as part of the preparatory works for the hotel sub-structure and have performed enabling works for our three 50 + story hotel towers, including the partial completion of supporting walls, some of which extend over 50 meters below ground. In addition, we have entered into commitments for piling work that represents approximately two thirds of the project's piling requirements, and actual piling works got underway last month. We also marked another milestone last month upon the completion of our three story project site office, which now serves as office and meeting space for our contractors, consultants and 250 Marina Bay Sands employees. We remain on schedule to open the property in 2009. The property will feature nearly 2,500 hotel rooms, approximately 1.2 million square feet of flexible meetings, incentive, convention, food and beverage, and exhibition space, approximately 1.0 million square feet of retail space, three large entertainment venues, and gaming space which will include our high-end Paiza Club(TM).

"In Bethlehem, Pennsylvania, we have significantly advanced our pre-construction activities on Sands Bethworks. We have now opened the Sands Bethworks site office and initiated this week the demolition work necessary to begin the construction process and to salvage the industrial icons which the finished property will feature. The 126-acre integrated destination resort on the site of the former Bethlehem Steel plant, which will open in late 2008, is located on the I-78 corridor in eastern Pennsylvania, with 17.2 million people residing within a 75 mile radius, including the lucrative northern New Jersey and New York metropolitan markets. The property will feature in its first phase a 300-room hotel, 200,000 square feet of retail space, 5,000 slot machines, a 50,000 square foot multipurpose event center, and a variety of dining and entertainment options. The resort will also be home to the National Museum of Industrial History, an arts and cultural center, and the broadcast home of the local PBS affiliate."


                                    # # #

CONFERENCE CALL INFORMATION
---------------------------

The company will hold a conference call to discuss the company's results on Wednesday, May 2, 2007 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by dialing (866) 383-8008 and using the access code 67585530. International callers, please dial (617) 597-5341, and use the same access code. The conference call will also be available through a live audio webcast at www.lasvegassands.com (click on Investor Relations). A telephone replay will be available at (888) 286-8010 and (617) 801-6888, access code 62863330 from May 2, 2007 at approximately 6:30 p.m. PT (9:30 p.m. ET) through May 10, 2007.

FORWARD-LOOKING STATEMENTS
--------------------------

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, substantial leverage and debt service, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, gaming junket operators, risks relating to our Macao gaming concession, infrastructure in Macao and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

-------------------------------------------------------------------------------
ABOUT LAS VEGAS SANDS CORP.
-------------------------------------------------------------------------------

        Las Vegas Sands Corp. (NYSE: LVS) is one of the leading international developers of multi-use integrated resorts.

        The Las Vegas, Nevada-based company owns and operates The Venetian Resort-Hotel-Casino and the Sands Expo and Convention Center in Las Vegas and the Sands Macao in the People's Republic of China (PRC) Special Administrative Region of Macao. The company is currently constructing four additional integrated resorts: The Venetian Macao Resort-Hotel in Macao; The Palazzo Resort-Hotel-Casino in Las Vegas; Sands Bethworks(TM) in Bethlehem, Pennsylvania; and The Marina Bay Sands(TM) in Singapore.

        LVS is also creating The Cotai Strip(TM), a master-planned development of resort-casino properties in Macao. Additionally, the company is working with the Zhuhai Municipal People's Government of the PRC to master-plan the development of a leisure resort and convention complex on Hengqin Island in the PRC.

CONTACTS:

Investment Community:    Scott Henry   (702) 733-5502
Media:                   Ron Reese     (702) 414-3607

-------------------------------------------------------------------------------
FIRST QUARTER 2007 RESULTS
NON-GAAP RECONCILIATIONS
-------------------------------------------------------------------------------

Within the company's first quarter 2007 press release, the company makes reference to certain non-GAAP financial measures including "adjusted net
income",   "adjusted  earnings  per  diluted  share",  "adjusted  EBITDA",  and
"adjusted property EBITDAR". Whenever such information is presented, the company has complied with the provisions of the rules under Regulation G and
Item 2.02 of Form 8-K. The specific reasons why the company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Las Vegas Sands Corp.'s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.


Adjusted net income and adjusted earnings per diluted share in the first quarter of 2007 exclude loss on disposal of assets, pre-opening expense, and development expense. Adjusted net income and adjusted earnings per diluted share in the first quarter of 2006 exclude loss on disposal of assets, pre-opening expense, development expense, and stock offering costs. Reconciliations of GAAP net income and GAAP earnings per diluted share to adjusted net income and adjusted earnings per diluted share are included in the financial schedules accompanying this release.

Adjusted EBITDA consists of operating income before depreciation and amortization, gain or loss on disposal of assets, pre-opening expense, development expense, and stock-based compensation. Adjusted property EBITDAR consists of operating income before depreciation and amortization, gain or loss on disposal of assets, pre-opening expense, development expense, stock-based compensation, corporate expense, and rental expense. Reconciliations of GAAP operating income and GAAP net income to adjusted EBITDA and adjusted property EBITDAR are included in the financial schedules accompanying this release.

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands,except share and per share data)
(Unaudited)

                                                                       Three Months Ended
                                                                           March 31,
                                                                  2007                   2006
                                                             -------------           -------------
Revenues:
  Casino                                                     $     465,734           $     375,382
  Rooms                                                             97,868                  91,138
  Food and beverage                                                 54,359                  51,816
  Retail                                                             2,694                   2,771
  Other                                                             40,352                  32,234
                                                             -------------           -------------
                                                                   661,007                 553,341
  Less - Promotional allowances                                    (32,789)                (22,977)
                                                             -------------           -------------
                                                                   628,218                 530,364
                                                             -------------           -------------

Operating Costs and Expenses:
  Casino-Hotel operations                                          415,772                 327,350
  Rental expense                                                     6,708                   3,707
  Corporate expense                                                 18,519                  12,954
  Pre-opening expense                                               22,457                   2,219
  Development expense                                                2,346                   9,168
  Depreciation and amortization                                     31,232                  25,005
  Loss on disposal of assets                                           178                   1,081
                                                             -------------           -------------
                                                                   497,212                 381,484
                                                             -------------           -------------

  Operating income                                                 131,006                 148,880

  Interest income                                                   12,664                  10,214
  Interest expense, net of amounts capitalized                     (34,612)                (21,415)
  Other income (expense)                                            (7,033)                    164
                                                             -------------           -------------

Income before income taxes                                         102,025                 137,843

Provision for income taxes                                         (11,111)                (16,060)
                                                             -------------           -------------

Net income                                                   $      90,914           $     121,783
                                                             =============           =============

Basic earnings per share                                     $        0.26           $        0.34
Diluted earnings per share                                   $        0.26           $        0.34

Weighted average shares outstanding
  Basic                                                        354,613,724             354,199,253
  Diluted                                                      356,114,292             354,592,597

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure-Adjusted Net Income and Earnings Per Share (In thousands,except share and per share data) (Unaudited)

                                                                        Three Months Ended
                                                                            March 31,
                                                                    2007                 2006
                                                               ------------         ------------
Net income                                                     $     90,914         $    121,783

Loss on disposal of assets, net                                         119                1,077
Pre-opening expense, net                                             21,507                2,006
Development expense, net                                              2,057                8,649
Stock offering costs, net                                                 -                1,327
                                                               ------------         ------------

Adjusted net income                                            $    114,597         $    134,842
                                                               ============         ============


Per diluted share of common stock:
Net income                                                     $       0.26         $       0.34
Loss on disposal of assets, net                                           -                    -
Pre-opening expense, net                                               0.06                 0.01
Development expense, net                                                  -                 0.02
Stock offering costs, net                                                 -                 0.01
                                                               ------------         ------------
Adjusted earnings per diluted share                            $       0.32         $       0.38
                                                               ============         ============

Weighted average diluted shares outstanding                     356,114,292          354,592,597

_______________________


Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Net Revenues by Resort
(In thousands)
(Unaudited)

                                                                       Three Months Ended
                                                                            March 31,
                                                                   2007                  2006
                                                               ----------             ----------
The Venetian                                                   $  277,844             $  248,727
The Sands Macao                                                   350,374                281,637
                                                               ----------             ----------
                                                               $  628,218             $  530,364
                                                               ==========             ==========

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)


The following are reconciliations of Operating Income to Adjusted EBITDA and Adjusted Property EBITDAR

Three Months Ended March 31, 2007

                    Operating   Depreciation     Loss on                                 (1)
                      Income         and         Disposal   Pre-Opening  Development  Stock-Based   Adjusted
                      (Loss)     Amortization   of Assets     Expense      Expense    Compensation    EBITDA
                    ------------------------------------------------------------------------------------------
The Venetian         $ 90,320     $ 17,992      $    168      $    103    $       -    $   1,379    $ 109,962

The Sands Macao        90,563       10,796             9             -            -          573      101,941

Other development     (30,631)       1,717             1        22,354        2,346            -       (4,213)

Corporate             (19,246)         727             -             -            -            -      (18,519)

                    ---------     --------      --------      --------    ---------    ---------    ---------
                     $131,006     $ 31,232      $    178      $ 22,457    $   2,346    $   1,952    $ 189,171
                    =========     ========      ========      ========    =========    =========    =========

                                               Adjusted
                     Corporate      Rental     Property
                      Expense      Expense      EBITDAR
                    -----------------------------------
The Venetian        $       -    $   2,140    $ 112,102

The Sands Macao             -          355      102,296

Other development           -        4,213            -

Corporate              18,519            -            -

                    ---------    ---------    ---------
                    $  18,519    $   6,708    $ 214,398
                    =========    =========    =========

Three Months Ended March 31, 2006

                    Operating   Depreciation     Loss on                                 (1)
                      Income         and         Disposal   Pre-Opening  Development  Stock-Based   Adjusted
                      (Loss)     Amortization   of Assets     Expense      Expense    Compensation    EBITDA
                    ------------------------------------------------------------------------------------------
The Venetian         $ 79,974     $ 16,027          $ 12         $ 608          $ -        $ 942     $ 97,563

The Sands Macao        93,927        7,690         1,069             -            -          573      103,259

Other development     (11,552)         773             -         1,611        9,168            -            -

Corporate             (13,469)         515             -             -            -            -      (12,954)

                    ---------     --------      --------      --------    ---------    ---------    ---------
                    $ 148,880     $ 25,005       $ 1,081       $ 2,219      $ 9,168      $ 1,515    $ 187,868
                    =========     ========      ========      ========    =========    =========    =========

                                               Adjusted
                     Corporate      Rental     Property
                      Expense      Expense      EBITDAR
                    ------------------------------------
The Venetian        $       -    $   3,519     $ 101,082

The Sands Macao             -          188       103,447

Other development           -            -             -

Corporate              12,954            -             -

                    ---------    ---------     ---------
                    $  12,954    $   3,707     $ 204,529
                    =========    =========     =========

------------
(1) The Company recorded $4.4 million of stock-based compensation expense during the three months ended March 31, 2007, $1.7 million of which is included in corporate expense and $0.7 million of which is included in pre-opening expense on our condensed statement of operations. During the three months ended March 31, 2006, the Company recorded $2.9 million of share-based compensation expense, $1.1 million of which is included in corporate expense and $0.3 million of which is included in development expense on our condensed statement of operations.

Note: The prior period presentation has been revised to conform to the current period presentation.

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)


The following is a reconciliation of Net Income to Adjusted EBITDA and Adjusted Property EBITDAR:

                                                                   Three Months Ended
                                                                        March 31,
                                                                  2007             2006
                                                               ---------        ---------
Net income                                                     $  90,914        $ 121,783
  Add (deduct) :
     Provision for income taxes                                   11,111           16,060
     Other (income) expense                                        7,033             (164)
     Interest income                                             (12,664)         (10,214)
     Interest expense, net of amounts capitalized                 34,612           21,415
     Depreciation and amortization                                31,232           25,005
     Loss on disposal of assets                                      178            1,081
     Pre-opening expense                                          22,457            2,219
     Development expense                                           2,346            9,168
     Stock-based compensation (1)                                  1,952            1,515
                                                               ---------        ---------

Adjusted EBITDA                                                  189,171          187,868

  Add :
     Rental expense                                                6,708            3,707
     Corporate expense                                            18,519           12,954
                                                               ---------        ---------

Adjusted Property EBITDAR                                      $ 214,398        $ 204,529
                                                               =========        =========


-----------

(1)  From prior page

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands except room and other information)
(Unaudited)

                                                               Three Months Ended
                                                                    March 31,
                                                             2007               2006
                                                           --------           --------
Room Statistics for the Venetian:
             Occupancy %                                       98.8%              99.9%
             Average daily room rate (ADR) (1)             $    276           $    249
             Revenue per available room (REVPAR) (2)       $    273           $    248
Other Information:
       The Venetian:
             Table games win per unit per day (3)          $  8,366           $  6,584
             Slot machine win per unit per day (4)         $    233           $    213
             Average number of table games                      136                136
             Average number of slot machines                  1,694              1,741

       The Sands Macao:
             Table games win per unit per day (3)          $  5,421           $  7,430
             Slot machine win per unit per day (4)         $    153           $    236
             Average number of table games                      787                434
             Average number of slot machines                  1,571                907


------------

(1) ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(2) REVPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.

(3) Table games win per unit per day is shown before discounts and commissions.

(4) Slot machine win per unit per day is shown before deducting cost for slot points.